Exhibit 99.1

May 29, 2014

NASDAQ OMX Closes $500 Million Senior Notes Offering

NEW YORK, May 29, 2014 (GLOBE NEWSWIRE) — The NASDAQ OMX Group, Inc. (Nasdaq:NDAQ) (“NASDAQ OMX”) today announced that it closed a public offering of $500 million aggregate principal amount of 4.25% Senior Notes due 2024. NASDAQ OMX expects to use the net proceeds from the offering, along with cash on hand, to refinance its 4.00% Senior Notes due 2015 and to repay a portion of the term loan under its senior credit facility.

J.P. Morgan Securities LLC and Wells Fargo Securities, LLC acted as Joint Book-Running Managers for the offering.

The offering was made pursuant to NASDAQ OMX’s effective shelf registration statement previously filed with the SEC and solely by means of a prospectus supplement and accompanying prospectus, which have been filed with the SEC. These documents are available for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained by contacting
J.P. Morgan Securities LLC at J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, (tel): 1-212-834-4533 or Wells Fargo Securities, LLC at Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attention: Capital Markets Client Support, (tel): 1-800-326-5897 or email: cmclientsupport@wellsfargo.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the offering, NASDAQ OMX’s plans, objectives, expectations and intentions and other statements that are not historical facts. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to factors detailed in NASDAQ OMX’s annual report on Form 10-K, and periodic reports filed with the SEC. We undertake no obligation to release any revisions to any forward-looking statements.

CONTACT:	Media Relations:

Joseph Christinat +1 646 441 5121

Joseph.Christinat@NASDAQOMX.com

Robert Madden +1 646 441 5045

Robert.Madden@NASDAQOMX.com

Martin Hedensiö +46 8 405 62 54

Martin.Hedensio@NASDAQOMX.com

Investor Relations:

Edward Ditmire, CFA +1 212 401 8737

Edward.Ditmire@NASDAQOMX.com